     As filed with the Securities and Exchange Commission on March 9, 2001
                                                      Registration No. 333-55630

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                ---------------

                          NEWFIELD EXPLORATION COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                                            72-1133047
 (State or Other Jurisdiction                                (IRS Employer
     of Incorporation of                                   Identification No.)
        Organization)

                    363 N. SAM HOUSTON PARKWAY E., SUITE 2020
                              HOUSTON, TEXAS 77060
                                 (281) 847-6000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                                TERRY W. RATHERT
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          NEWFIELD EXPLORATION COMPANY
                    363 N. SAM HOUSTON PARKWAY E., SUITE 2020
                              HOUSTON, TEXAS 77060
                                 (281) 847-6000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                ---------------

                                    Copy to:
                                 JAMES H. WILSON
                             VINSON & Elkins L.L.P.
                              2300 First City Tower
                                   1001 Fannin
                              Houston, Texas 77002
                                 (713) 758-2222


    Approximate date of commencement of proposed sale to the public: After the effective date of the registration statement as determined by market conditions and other factors.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                ---------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS



                                1,906,530 Shares



                          NEWFIELD EXPLORATION COMPANY
                                  Common Stock

                                ---------------


     This prospectus relates to the offer and sale from time to time of up to an aggregate of 1,906,530 shares of our common stock for the account of the stockholders named in this prospectus. A selling stockholder may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed on the New York Stock Exchange under the symbol "NFX." On March 8, 2001, the last reported sales price for our common stock was $39.40 per share.


INVESTING IN OUR COMMON STOCK INVOLVES RISKS.  SEE "RISK FACTORS" ON PAGE 1.

                                ---------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                ---------------



                     THIS PROSPECTUS IS DATED March 9, 2001

                                TABLE OF CONTENTS

About Newfield Exploration Company.............................................1
Risk Factors...................................................................1
Forward-Looking Statements.....................................................6
Use of Proceeds................................................................7
Selling Stockholders...........................................................7
Plan of Distribution...........................................................9
Validity of Securities........................................................11
Experts.......................................................................11
Where You Can Find More Information...........................................11

                                ---------------

                       ABOUT NEWFIELD EXPLORATION COMPANY

    Newfield is an independent oil and gas company engaged in the exploration, development and acquisition of crude oil and natural gas properties. We were founded in 1989 and acquired our first oil and gas reserves in 1990. Since that time, we have grown rapidly. Our initial focus area was the Gulf of Mexico. Over the last several years we have expanded our areas of operation to include the U.S. onshore Gulf Coast, offshore Australia and China's Bohai Bay.

    Our executive offices are located at 363 N. Sam Houston Parkway E., Suite 2020, Houston, Texas 77060, and our telephone number is (281) 847-6000. We maintain a website on the Internet at http://www.newfld.com.

                                  RISK FACTORS

    Investing in our common stock will provide you with an equity ownership in Newfield. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus and the documents incorporated by reference herein before deciding to invest in shares of our common stock.

OIL AND GAS PRICES FLUCTUATE WIDELY, AND LOW PRICES FOR AN EXTENDED PERIOD OF TIME ARE LIKELY TO HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

    Our revenues, profitability and future growth depend substantially on prevailing prices for oil and gas. These prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we can borrow under our credit facility is subject to periodic redeterminations based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and gas that we can economically produce.

    Prices for oil and gas fluctuate widely. Among the factors that can cause fluctuations are:

    o  the domestic and foreign supply of oil and natural gas;

    o  weather conditions;

    o  the price of foreign imports;

    o  world-wide economic conditions;

    o  political conditions in oil and gas producing regions;

    o  the level of consumer demand;

    o  domestic and foreign governmental regulations; and

    o  the price and availability of alternative fuels.


OUR USE OF HEDGING TRANSACTIONS FOR A PORTION OF OUR OIL AND GAS PRODUCTION MAY LIMIT FUTURE REVENUES FROM PRICE INCREASES AND RESULT IN SIGNIFICANT FLUCTUATIONS IN OUR STOCKHOLDERS' EQUITY.


    We use hedging transactions with respect to a portion of our oil and gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use may also limit future revenues from price increases. Please read our most recently filed annual report on Form 10-K or quarterly report on Form 10-Q for a more detailed discussion of our hedging program.

    We adopted Statement of Financial Accounting Standards (SFAS) No. 133 as of January 1, 2001. As a result of adopting SFAS No. 133, our stockholders' equity may fluctuate significantly from period to period. SFAS No. 133 generally requires us to record each derivative instrument as an asset or liability measured at its fair value. We must record an initial adjustment in the other comprehensive income component of stockholders' equity on adoption of SFAS No. 133, which amount will likely be significant. Thereafter, we must similarly record changes in the value of our hedges, which could result in significant fluctuations in stockholders' equity from period to period.


OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO REPLACE RESERVES THAT WE PRODUCE.

    Our future success depends on our ability to find, develop and acquire oil and gas reserves that are economically recoverable. As is generally the case in the Gulf Coast region, our producing properties in that region usually have high initial production rates, followed by steep declines in production. As a result, we must locate and develop or acquire new oil and gas reserves to replace those being depleted by production. We must do this even during periods of low oil and gas prices when it may be difficult to raise the capital necessary to finance these activities. Without successful exploration or acquisition activities, our reserves, production and revenues will decline rapidly. We cannot assure you that we will be able to find and develop or acquire additional reserves at an acceptable cost.

SUBSTANTIAL CAPITAL IS REQUIRED TO REPLACE AND GROW RESERVES.

    We make, and will continue to make, substantial expenditures to find, develop, acquire and produce oil and gas reserves. We believe that we will have sufficient cash provided by operating activities and borrowings under our credit facility to fund planned capital expenditures in 2001. If, however, lower oil and gas prices or operating difficulties result in our cash flow from operations being less than expected or limit our ability to borrow under our credit facility, we may be unable to expend the capital necessary to undertake or complete our drilling program unless we raise additional funds through debt or equity financings. We cannot assure you that debt or equity financing, cash generated by operations or borrowing capacity will be available to meet these requirements.

RESERVE ESTIMATES ARE INHERENTLY UNCERTAIN AND DEPEND ON MANY ASSUMPTIONS THAT MAY TURN OUT TO BE INACCURATE.


    Estimating accumulations of oil and gas is complex and is not exact because of the numerous uncertainties inherent in the process. The process relies on interpretations of available geologic, geophysic, engineering and production data. The extent, quality and reliability of this technical data can vary. The process also requires certain economic assumptions, some of which are mandated by the Securities and Exchange Commission, such as oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The accuracy of a reserve estimate is a function of:


    o  the quality and quantity of available data;

    o  the interpretation of that data;

    o  the accuracy of various mandated economic assumptions; and

    o  the judgment of the persons preparing the estimate.

    Our proved reserve information incorporated by reference in this prospectus is based on estimates we prepared. Estimates prepared by others might differ materially from our estimates.

    Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from our estimates. Any significant variance could materially affect the quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development and prevailing oil and gas prices. Our reserves may also be susceptible to drainage by operators on adjacent properties.



    You should not assume that the present value of future net cash flows incorporated by reference in this prospectus is the current market value of our estimated proved oil and gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.


IF OIL AND GAS PRICES DECREASE, WE MAY BE REQUIRED TO TAKE WRITEDOWNS.

    There is a risk that we will be required to writedown the carrying value of our oil and gas properties when oil and gas prices are low or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration results.

    We capitalize the costs to acquire, find and develop our oil and gas properties. Under the full cost accounting method we use, the net capitalized costs of our oil and gas properties may not exceed the present value of estimated future net cash flows from proved reserves, using period end oil and gas prices and a 10% discount factor, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of our oil and gas properties exceed this limit, we must charge the amount of this excess to earnings. This type of charge will not affect our cash flow from operating activities, but it will reduce the book value of our stockholders' equity. We review the carrying value of our properties quarterly, based on prices in effect as of the end of each quarter or as of the time of reporting our results. The carrying value of oil and gas properties is computed on a country-by-country basis. Therefore, while our properties in one country may be subject to a writedown, our properties in other countries could be unaffected. Once incurred, a writedown of oil and gas properties is not reversible at a later date even if oil or gas prices increase.




WE MAY BE SUBJECT TO RISKS IN CONNECTION WITH FUTURE ACQUISITIONS.

    The successful acquisition of producing properties requires an assessment of several factors, including:

    o  recoverable reserves;

    o  future oil and gas prices;

    o  operating costs; and

    o  potential environmental and other liabilities.


    The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every platform or well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We are often not entitled to contractual indemnification for environmental liabilities and acquire properties on an "as is" basis.

COMPETITIVE INDUSTRY CONDITIONS MAY NEGATIVELY AFFECT OUR ABILITY TO CONDUCT OPERATIONS.

    Competition in the oil and gas industry is intense, particularly with respect to the acquisition of producing properties and proved undeveloped acreage. Major and independent oil and gas companies actively bid for desirable oil and gas properties, as well as for the equipment and labor required to operate and develop these properties. Many of our competitors have financial resources that are substantially greater than ours, which may adversely affect our ability to compete with these companies.

DRILLING IS A HIGH-RISK ACTIVITY.

    Our future success will depend on the success of our drilling program. In addition to the numerous operating risks described in more detail below, these activities involve the risk that no commercially productive oil or gas reservoirs will be discovered. In addition, we often are uncertain as to the future cost or timing of drilling, completing and producing wells. Furthermore, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

    o  unexpected drilling conditions;

    o  pressure or irregularities in formations;

    o  equipment failures or accidents;

    o  adverse weather conditions;

    o  compliance with governmental requirements; and

    o shortages or delays in the availability of drilling rigs and the delivery of equipment.

THE OIL AND GAS BUSINESS INVOLVES MANY OPERATING RISKS THAT CAN CAUSE SUBSTANTIAL LOSSES; INSURANCE MAY NOT PROTECT US AGAINST ALL THESE RISKS.

    The oil and gas business involves a variety of operating risks, including:

    o  fires;

    o  explosions;

    o  blow-outs;

    o  uncontrollable flows of oil, gas, formation water or drilling fluids;

    o  natural disasters;

    o  pipe or cement failures;

    o  casing collapses;

    o  embedded oilfield drilling and service tools;

    o  abnormally pressured formations; and

    o environmental hazards such as oil spills, natural gas leaks, pipeline ruptures and discharges of toxic gases.

    If any of these events occur, we could incur substantial losses as a result of:

    o  injury or loss of life;

    o severe damage to and destruction of property, natural resources and equipment;

    o  pollution and other environmental damage;

    o  clean-up responsibilities;

    o  regulatory investigation and penalties;

    o  suspension of our operations; and

    o  repairs to resume operations.


    If we experience any of these problems, our ability to conduct operations could be adversely affected.

    Offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for our drilling and development programs and acquisitions, or result in loss of properties.

    We maintain insurance against some, but not all, of these potential risks and losses. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect us.

WE HAVE RISKS ASSOCIATED WITH OUR FOREIGN OPERATIONS.


    We continue to evaluate and pursue new opportunities for international expansion in areas where we can use our core competencies. To date, we have expanded our operations to Australia and China.


    Ownership of property interests and production operations in areas outside the United States are subject to the various risks inherent in foreign operations. These risks may include:

    o  currency restrictions and exchange rate fluctuations;

    o loss of revenue, property and equipment as a result of expropriation, nationalization, war or insurrection;

    o  increases in taxes and governmental royalties;

    o renegotiation of contracts with governmental entities and quasi-governmental agencies;

    o change in laws and policies governing operations of foreign-based companies;

    o  labor problems; and

    o other uncertainties arising out of foreign government sovereignty over our international operations.

    Our international operations may also be adversely affected by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, in the event of a dispute arising from foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the courts of the United States.

OTHER INDEPENDENT OIL AND GAS COMPANIES' LIMITED ACCESS TO CAPITAL MAY CHANGE OUR EXPLORATION AND DEVELOPMENT PLANS.

    Many independent oil and gas companies have limited access to the capital necessary to finance their activities. As a result, some of the other working interest owners of our wells may be unwilling or unable to pay their share of the costs of projects as they become due. These problems could cause us to change, suspend or terminate our drilling and development plans with respect to the affected project.

WE ARE SUBJECT TO COMPLEX LAWS THAT CAN AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

    Exploration, development, production and sale of oil and gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

    o  discharge permits for drilling operations;

    o  drilling bonds;

    o  reports concerning operations;

    o  the spacing of wells;

    o  unitization and pooling of properties; and

    o  taxation.

    Under these laws, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could have a material adverse effect on our financial condition and results of operations.

OUR CERTIFICATE OF INCORPORATION, STOCKHOLDERS RIGHTS AGREEMENT AND BYLAWS CONTAIN PROVISIONS THAT COULD DISCOURAGE AN ACQUISITION OR CHANGE OF CONTROL OF OUR COMPANY.

    Our stockholders rights agreement, together with certain provisions of our certificate of incorporation and bylaws, may make it more difficult to effect a change in control of our company, to acquire us or to replace incumbent management. These provisions could potentially deprive our stockholders of opportunities to realize a premium in connection with a change in control.

WE DO NOT INTEND TO PAY, AND HAVE RESTRICTIONS UPON OUR ABILITY TO PAY, DIVIDENDS ON OUR COMMON STOCK.


    We have not paid cash dividends in the past and do not intend to pay dividends on our common stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business. Our ability to make dividend payments in the future will be dependent on our future performance and liquidity. In addition, our credit facility contains restrictions on our ability to pay cash dividends on our capital stock, including our common stock.


                           FORWARD-LOOKING STATEMENTS

    This prospectus and the documents we incorporate by reference herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this prospectus and the documents we incorporate by reference herein, including statements regarding production targets, anticipated production rates, planned capital expenditures, the availability of capital resources to fund capital expenditures, estimates of proved reserves, wells planned to be drilled in the future, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may very significantly from those anticipated due to many factors, including:

    o drilling results;

    o oil and gas prices;

    o industry conditions;

    o the prices of goods and services;

    o the availability of drilling rigs and other support services; and

    o the availability of capital resources.

    The information contained in this prospectus and the documents incorporated by reference into this prospectus, identify additional factors that could affect our operating results and performance. We urge you to carefully consider those factors.

    All forward-looking statements attributable to our company are expressly qualified in their entirety by this cautionary statement.

                                 USE OF PROCEEDS

    Newfield will not receive any proceeds from the sale of the shares of common stock by the selling stockholders named herein.

                              SELLING STOCKHOLDERS

    On January 23, 2001, we acquired Lariat Petroleum, Inc. by merging Lariat into a newly formed, wholly owned subsidiary of our company, Newfield Exploration Mid-Continent Inc. ("Mid-Continent"). By operation of the merger, the selling stockholders named below received cash and shares of our stock in exchange for the shares of Lariat stock owned by them. In connection with the merger, we agreed to register the resale by the selling stockholders of the shares of our stock issued to the selling stockholders in the merger.


    This information in the table below is as of February 28, 2001 and is based upon information provided by the selling stockholders. The term "selling stockholders" includes the stockholders listed below and their transferees, pledgees, donees or other successors.



                                                 Number of                        Number of
                                                  Shares          Number of         Shares         Percentage
                                                Benficially        Shares        Beneficially          of
                                                Owned prior         being        Owned after      Outstanding
       Name of Selling Stockholder              to Offering        Offered       Offering(1)       Shares (2)
       ---------------------------              -----------       -----------    -------------    ------------
Raymond A. Foutch                                   51,158            26,158      25,000 (3)            *
Richard Kent Samuel                                  4,143             4,143          --                *
Christian Woessner                                   3,625             3,625          --                *
Dan Dienstbier                                       3,107             3,107          --                *
Cameron O. Smith                                     2,589             2,589          --                *
DLJSC for the benefit of
 J. Lawrence Snead                                   1,553             1,553          --                *
Charles G. VanBrunt                                    517               517          --                *
Patrick J. Curth                                    10,103               103      10,000 (3)            *
Warburg, Pincus Ventures, L.P. (4)               1,864,735         1,864,735          --                *

                                                 Number of                        Number of
                                                  Shares          Number of         Shares         Percentage
                                                Benficially        Shares        Beneficially          of
                                                Owned prior         being        Owned after      Outstanding
       Name of Selling Stockholder              to Offering        Offered       Offering(1)       Shares (2)
       ---------------------------              -----------       -----------    -------------    ------------

     Warburg Selling Stockholders (4) :
     Warburg Pincus & Co.                          301,606           301,606            --                *
     Springbrook, G.P., a Delaware
       Partnership                                 171,140           171,140            --                *
     Lucent Pension Plan                           131,763           131,763            --                *
     New York State Common
       Retirement Fund                             107,500           107,500            --                *
     California State Teachers'
       Retirement System                            94,600            94,600            --                *
     Marinecrew & Co., by State Street
       Bank and Trust Co., as Trustee               86,000            86,000            --                *
     Public Employees' Retirement
       Association of Colorado                      86,000            86,000            --                *
     IBM Retirement Plan Trust                      86,000            86,000            --                *
     Washington State Investment
       Board                                        86,000            86,000            --                *
     AT&T Pension Plan                              83,236            83,236            --                *
     Credit Suisse Investment
       Corporation                                  60,020            60,020            --                *
     Northwest Airlines Inc. Master
       Trust                                        51,600            51,600            --                *
     Lockheed Martin Corporation
       Master Retirement Trust                      43,000            43,000            --                *
     State of Michigan Retirement
       System                                       43,000            43,000            --                *
     Minnesota State Board of
       Investments                                  43,000            43,000            --                *
     Philip Morris Master Retirement
       Fund                                         43,000            43,000            --                *
     SBC Master Pension Trust                       43,000            43,000            --                *
     Bristol-Myers Squibb Company
       Master Trust                                 34,400            34,400            --                *
     Southern Company System Master
       Retirement Trust                             34,400            34,400            --                *
     Mellon Bank N.A. as Trustee for
       the Kresge Foundation                        30,100            30,100            --                *
     IBRD on behalf of its Staff
       Retirement Plan                              26,660            26,660            --                *
     Other Warburg Selling Stock-
     holders (57 persons or entities
     each holding  less than 26,000
     shares or less than 0.1% each)                393,020           393,020            --                *


----------

(1) The beneficial ownership in this column assumes that each selling stockholder sells all of the shares offered by this prospectus that are beneficially owned by such selling stockholder and that prior to the sale of such shares such selling stockholder does not acquire additional shares or dispose of shares beneficially owned by such stockholder that are not being offered pursuant to this prospectus. A selling stockholder may sell none, some or all of the shares, including the shares offered by this prospectus, beneficially owned by such selling stockholder or acquire additional shares. We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus or any other shares beneficially owned by such selling stockholder or acquire additional shares.

(2) The asterisk indicates ownership of less than 1% of the outstanding shares of our common stock.

(3) Represents restricted shares granted on January 23, 2001 pursuant to the Newfield Exploration Company 2000 Omnibus Stock Plan.

(4) From time to time, Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("Warburg"), may distribute a portion or all of its shares to its partners. These partners are identified in the table as "Warburg Selling Stockholders." The number of shares shown opposite the name of each Warburg Selling Stockholder is the maximum number of shares that might be distributed to such selling stockholder based on such selling stockholder's ownership interest in Warburg and is the maximum number of shares that may be offered by such selling stockholder by this prospectus. In no event will the maximum number of shares offered pursuant to this prospectus by the Warburg Selling Stockholders as a group exceed 1,864,735 shares.

    The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP & Co."). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages Warburg. Howard H. Newman, a director of our company, is a Managing Director and a member of EMW LLC and a general partner of WP. In addition, Warburg, Pincus Investors, L.P., a Delaware limited partnership ("WPI"), also managed by EMW LLC and whose sole general partner is also WP & Co., was formerly a significant stockholder of our company and owned up to 17.8% of our common stock within the past three years. In 1999, WPI disposed of its remaining shares and currently does not own any of our stock. Raymond A. Foutch is Vice President - Mid-Continent of our company and President and Chief Executive Officer of Mid-Continent, a wholly owned subsidiary of our company. Richard Kent Samuel is Chief Financial Officer, Patrick J. Curth is Vice President - Exploration and Charles G. Van Brunt is Vice President - Engineering of Mid-Continent.

    All expenses of registration of the shares offered by this prospectus are being borne by Newfield, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

                              PLAN OF DISTRIBUTION

    Some of the shares offered by this prospectus are subject to restrictions under the Registration Rights Agreement dated as of January 23, 2001 among our company and the selling stockholders. In addition, our officers, directors and employees may be subject to certain restrictions under our company policies or applicable securities laws. Subject to those restrictions, sales of shares by the selling stockholders referred to in this prospectus may be made from time to time in one or more transactions, on the New York Stock Exchange, in the over-the-counter market or any other exchange or quotation system on which shares of our common stock may be listed or quoted, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be offered directly to or through underwriters or agents designated from time to time or to or through brokers or dealers, or through any combination of these methods of sale. The methods by which the shares may be sold include:

    o a block trade (which may involve crosses) in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;


    o purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

    o exchange distributions or secondary distributions in accordance with the rules of the New York Stock Exchange;

    o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

    o  firm commitment or best efforts underwritings; and

    o  privately negotiated transactions.

    An underwriter, agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an exchange on which our common stock is traded may be engaged to act as a selling stockholder's agent in the sale of shares by such selling stockholder.

    In connection with distributions of the shares offered by this prospectus or otherwise, the selling stockholders may enter into hedging transactions with brokers or dealers or other financial institutions with respect to our common stock. In connection with such transactions, such brokers or dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. Such hedging transactions may require or permit the selling stockholders to deliver the shares to such brokers or dealers or other financial institutions to settle such hedging transactions. The selling stockholders may also sell our common stock short and deliver the shares to close out such short positions. If so required by applicable law, this prospectus, as amended or supplemented, may be used to effect:

    o  the short sales of our common stock referred to above;

    o the sale or other disposition by the brokers or dealers or other financial institutions of any shares they receive pursuant to the hedging transactions referred to above; or

    o the delivery by the selling stockholders of shares to close out short positions.

    The selling stockholders may also pledge the shares registered hereunder to a broker or dealer or other financial institution and, upon a default, such broker or dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also donate the shares registered hereunder to a third party and such donee may effect sales of the shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The foregoing description in this paragraph is subject to a selling stockholder's compliance with Section 16(c) of the Securities Exchange Act of 1934, to the extent and during such periods as
Section 16(c) is applicable to such selling stockholder.

    The selling stockholders and any underwriters, brokers, dealers, agents or others that participate with the selling stockholders in the distribution of the shares offered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any underwriting discounts, commissions or fees received by such persons and any profit on the resale of the shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

    We have agreed to indemnify the selling stockholders named herein against certain liabilities that they may incur in connection with the sale of the shares registered hereunder, including liabilities arising under the Securities Act of 1933, and to contribute to payments that the selling stockholders may be required to make with respect thereto. Agents, underwriters, brokers and dealers may be entitled under agreements entered into by the selling stockholders or us to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.


    There can be no assurance that any of the selling stockholders will sell any or all of the shares offered hereby.

                             VALIDITY OF SECURITIES

    The validity of the shares offered by this prospectus has been passed upon for Newfield by Vinson & Elkins L.L.P., Houston, Texas.

                                     EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of Lariat Petroleum, Inc. as of December 31, 1999, and for the year then ended, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of that firm as experts in accounting and auditing in giving such report.

                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

    Our common stock is listed on the New York Stock Exchange under the symbol "NFX." Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 30 Broad Street, New York, New York 10005.

    The SEC allows our company to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities or until we terminate this offering:

    o  our annual report on Form 10-K for the year ended December 31, 1999;

    o our quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

    o our current reports on Form 8-K filed on March 9, 2000, January 8, 2001, February 7, 2001, February 16, 2001 and February 28, 2001 and our amended current reports on Form 8-K/A filed on May 5, 2000 and February 13, 2001;


    o the description of our common stock contained in our Form 8-A registration statement filed on November 4, 1993; and

    o the description of our preferred share purchase rights contained in our Form 8-A registration statement filed on February 18, 1999.

    You may request a copy of these filings at no cost, by writing us at the following address or telephoning us at the following number:

                          Newfield Exploration Company
                        Attention: Stockholder Relations
                         363 N. Sam Houston Parkway E.,
                                   Suite 2020
                              Houston, Texas 77060
                                 (281) 847-6000

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses of this offering (all of which are to be paid by the registrant) are estimated to be as follows:

     Securities and Exchange Commission registration fee..................................... $17,886
     Legal fees and expenses.................................................................  20,000
     Accounting fees and expenses............................................................  10,000
     Blue Sky fees and expenses (including legal fees).......................................   5,000
     Printing expenses.......................................................................     500
     Miscellaneous...........................................................................     614
                                                                                              -------
          TOTAL.............................................................................. $54,000
                                                                                              =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") authorizes a corporation, under certain circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was an officer or director of such corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, such indemnification is available if he had no reasonable cause to believe his conduct was unlawful.

    Article Seventh of the registrant's Second Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), together with
Article VI of the registrant's Restated Bylaws, as amended (the "Bylaws"), provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is, was or has agreed to become an officer or director of the registrant or is a person who is or was serving or has agreed to serve at the request of the registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation or of a partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Certificate of Incorporation and Bylaws were adopted or as may be thereafter amended. Article VI expressly provides that it is not the exclusive method of indemnification.

    Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was an officer or director of such corporation against liability asserted against or incurred by him in any such capacity, whether or not such corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145.

    Article Seventh of the Certificate of Incorporation and Article VI of the Bylaws also provide that the registrant may maintain insurance, at the registrant's expense, to protect the registrant and any director, officer, employee or agent of the registrant or of another entity against any expense, liability, or loss, regardless of whether the registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

    Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (d) for any transaction from which the director derived improper personal benefit. Article Seventh of the Certificate of Incorporation contains such a provision.

    Howard H. Newman, a director of the registrant and a Managing Director and a member of E.M. Warburg, Pincus & Co., LLC and a general partner of Warburg, Pincus & Co., is indemnified by affiliates of E.M. Warburg, Pincus & Co., LLC and Warburg, Pincus & Co. against certain liabilities that he may incur as a result of his serving as a director of the registrant.

    Thomas G. Ricks, a director of the registrant and President and Chief Executive Officer of the University of Texas Investment Management Company ("UTIMCO"), is indemnified by UTIMCO against certain liabilities that he may incur as a result of his serving as a director of the registrant.

ITEM 16. EXHIBITS

(a)  Exhibits:

      4.1 --     Second Restated Certificate of Incorporation of the registrant
                 (incorporated by reference to Exhibit 3.1 to the registrant's
                 Annual Report on Form 10-K for the year
                 ended December 31, 1999 (File No. 1-125341))

    4.1.1 --     Certificate of Amendment to Second Restated Certificate of
                 Incorporation of the registrant dated May 15, 1997
                 (incorporated by reference to Exhibit 3.1.1 to the registrant's Registration Statement on Form S-3 (Registration
                 No. 333-32582))

    4.1.2 --     Certificate of Designation of Series A Junior
                 Participating Preferred Stock (incorporated by reference to
                 Exhibit 3.5 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-12534))

      4.2 -- Restated Bylaws of the registrant as amended by Amendment No. 1 thereto adopted January 1, 2000 (incorporated by reference to Exhibit 3.3 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1999 (File
                 No. 1-125341))

      4.3 -- Rights Agreement, dated as of February 12, 1999, between the registrant and ChaseMellon Shareholder Services L.L.C., as
                 Rights Agent, specifying the terms of the Rights to Purchase
                 Series A Junior Participating Preferred Stock of the registrant
                 (incorporated by reference to Exhibit 1 to the registrant's
                 Registration Statement on Form 8-A filed 4.3 - with the SEC on
                 February 18, 1999 (File No. 1-12534))

     *5.1 --     Opinion of Vinson & Elkins L.L.P.

    *23.1 --     Consent of PricewaterhouseCoopers LLP

    *23.2 --     Consent of Arthur Andersen LLP

     23.3 --     Consent of Vinson & Elkins L.L.P. (included in
                 Exhibit 5.1)

    *24.1 --     Powers of Attorney

-----------

* Previously filed.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

        (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1933 (the "Exchange Act") that are incorporated by reference in this registration statement;

    (b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (d) that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (e) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 8th day of March, 2001.


                                       NEWFIELD EXPLORATION COMPANY


                                       By: /s/ Terry W. Rathert
                                          ----------------------------------
                                          Terry W. Rathert
                                          Vice President and Chief Financial
                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed below by the following persons in the capacities indicated on the 8th day of March, 2001.




   Signature                                       Title
   ---------                                       -----
            *                   President and Chief Executive Officer and
-----------------------         Director (Principal Executive Officer)
     David A. Trice


/s/ Terry W. Rathert            Vice President and Chief Financial Officer
-----------------------         (Principal Financial Officer)
    Terry W. Rathert


            *                   Controller
-----------------------         (Principal Accounting Officer)
    Ronald P. Lege

            *                   Director
-----------------------
    Joe B. Foster


            *                   Director
------------------------
    Philip J. Burguieres


            *                   Director
-----------------------
    Charles W. Duncan


   Signature                                       Title
   ---------                                       -----
          *                     Director
-----------------------
   Dennis R. Hendrix


          *                     Director
-----------------------
  Terry Huffington


          *                     Director
-----------------------
   Howard H. Newman

          *                     Director
-----------------------
    Thomas G. Ricks


          *                     Director
-----------------------
   C.E. Shultz

          *                     Director
-----------------------
  Robert W. Waldrup

*By:  /s/  Terry W. Rathert
     ---------------------------
     Terry W. Rathert
     As attorney-in-fact